EXHIBIT 99.1

Enochian BioSciences Inventor and Co-Founder Presents Data on Novel Clinical Approaches as the Invited, Concluding Plenary Speaker

at the Innate Killer Summit

LOS ANGELES, April 5, 2022, (NASDAQ: ENOB) – Enochian BioSciences, a company focused on gene-modified cellular and immune therapies for infectious diseases and cancer, announced that Dr. Serhat Gumrukçu, the Inventor and Co-Founder of the Company, delivered the concluding Plenary Lecture at the Innate Killer Summit in San Diego, California as an invited speaker (Link to Presentation.)

Dr. Gumrukçu’s scientific presentation focused on innovative clinical strategies he has designed to hyper-stimulate various components of the immune system, including those that are part of innate killer immunity.

Data were presented on a novel approach using Natural Killer (NK) cell and a subset of T-cells (known as Gamma Delta T-cells) derived from another person that induced control of HIV for 365 days in the blood of a person who was unable to achieve control with commonly used antiviral drugs due to resistance to them. Dr. Gumrukçu has completed an FDA pre-IND meeting and is in the process of preparing an Investigator Initiated IND. Enochian BioSciences owns the exclusive license for the technology.

There was an update on a published case report (Link to American Journal Case Reports) of a patient with recurrent glioblastoma treated with NK and dendritic cells (DC) derived from another person who is now tumor-free for 29 months. In addition, Dr. Gumrukçu presented new data on a patient with optic tract glioma for seven years who was treated with NK and DC from another person. For the first time, the size of the tumor decreased, and the patient has been in partial remission for five months. There was a substantial increase in the immune response to the cancer. Enochian BioSciences is developing and holds the Intellectual Property for an approach that genetically modifies the DC to, potentially, induce an even stronger immune response than was induced in those two individuals.

“Dr. Gumrukçu was invited and made the concluding speaker because of his pioneering work on novel clinical approaches, including with innate killer cells,” said Dr. Ana Jewett, a member of the Scientific Program Committee for the Summit who chaired several sessions and is a renowned tumor immunologist and cell and gene therapy investigator at UCLA, “I am enthusiastic about my collaboration with Enochian BioSciences to advance their oncology pipeline, starting with pancreatic cancer.”

Dr. Mark Dybul, the CEO of Enochian BioSciences said, “I believe it was fitting for the Summit organizers to recognize the brilliant scientific ideas of Dr. Gumrukçu. Enochian BioSciences looks forward to advancing as many of them as possible, potentially saving many, many lives.”

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian BioScience’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Enochian BioSciences undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contact: ir@enochianbio.com

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